EXHIBIT 99.1

PRESS RELEASE	April 4, 2023

Century Casinos, Inc. Completes Acquisition of Nugget Casino Resort Operations; Expands into Nevada

Colorado Springs, CO – April 4, 2023 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos”  or the “Company”), announced that it completed the acquisition of the operations of the Nugget Casino Resort (“Nugget”) from Marnell Gaming, LLC (“Marnell”) for approximately $100 million (the “Acquisition”) on April 3, 2023.

Prior to the Acquisition, in April 2022, the Company purchased from Marnell 50% of the membership interests in Smooth Bourbon LLC (“Smooth Bourbon”). Smooth Bourbon owns the land and building on which the Nugget is located. The Nugget and Smooth Bourbon have a lease agreement for the land and building for an annual rent of $15 million. Following the Acquisition, Smooth Bourbon will be a consolidated subsidiary of Century.

The Company financed the Acquisition with funds previously borrowed from its existing credit agreement with Goldman Sachs USA. The funds were borrowed on April 1, 2022 and deposited into an escrow account until the Acquisition closed.

“We are very excited to be expanding into Nevada,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos, remarked. “The Nugget is a great addition to our portfolio. We have plans to update the façade, signage, slot floor and food and beverage venues of the Nugget. We look forward to working with the staff and community to continue the current success at this property into the future,” Haitzmann and Hoetzinger concluded.

Nugget Casino Resort is located in Sparks, Nevada, conveniently located on Interstate 80 with easy access from Reno-Tahoe International Airport (approximately three miles). The full-service resort includes a large gaming floor, two hotel towers, 114,500 square feet of convention space, an 8,555 seat outdoor amphitheater, a wide variety of casual and fine dining options in addition to several on-site bars and lounges, and a five-story 1,200 space parking garage and additional 1,272 parking spaces. The property consists of 71,200 square feet of casino space, 892 slot machines, 29 table games, 1,382 hotel rooms and five dining venues.

The Reno-Sparks area is famous for its casinos but is also known as a destination for outdoor recreation with proximity to Lake Tahoe and several ski resorts. It has attracted leading technology and manufacturing companies. The economy is diversifying into a broader base that spans healthcare, entrepreneurial startups and technology-based industries.

With this transaction, the Company’s portfolio* increased to 18 casinos world-wide that include 6,955 gaming machines, 249 table games and over 3,100 full-time equivalent employees. On a pro forma basis giving effect to the Acquisition as if it occurred on January 1, 2022, the Company’s net operating revenue and Adjusted EBITDA** for the year ended December 31, 2022 with the Nugget would have been $529.6 million and $129.9 million, respectively. See a reconciliation of the 2022 pro forma results in Supplemental Information below.

Goldman Sachs & Co. LLC served as sole financial advisor to Century Casinos in connection with the Acquisition. Faegre Drinker Biddle & Reath LLP acted as legal advisor to the Company on the transaction.

*As of December 31, 2022, giving effect to the Acquisition but excluding the Company’s ship-based casino.

**Adjusted EBITDA is a non-GAAP financial measure. See Supplemental Information for the definition and reconciliation of Adjusted EBITDA.

Supplemental Information:

Adjusted EBITDA. The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation, amortization, non-controlling interest net earnings (losses) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time items. The Company has a $284.9 million long-term financing obligation under its triple net master lease (“Master Lease”) for its West Virginia and Missouri properties. Expense related to the Master Lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under the generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is not considered a measure of performance recognized under GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to evaluate and forecast the operating performance of the Company and its properties as well as to compare results of current periods to prior periods. Management believes that presenting Adjusted EBITDA to investors provides them with information used by management for financial and operational decision making in order to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance. Management believes that using Adjusted EBITDA is a useful way to compare the relative operating performance of separate reportable segments by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. Our computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry.

Lease Payments. The Company defines Lease Payments as payments on the Master Lease, the land lease for Century Downs Racetrack and Casino (“CDR”) and 50% of the lease between the Nugget and Smooth Bourbon attributable to Marnell.

Lease Adjusted EBITDA. The Company defines Lease Adjusted EBITDA as Adjusted EBITDA less Lease Payments.

Pro Forma Financial Information. Pro forma net operating revenue, pro forma combined Adjusted EBITDA and pro forma combined EBITDA are non-GAAP financial measures. The unaudited pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the Acquisition occurred at the beginning of the period presented, nor the impact of the possible business model changes. The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The Company expects to incur costs associated with the Acquisition and the integration of the business and operations of the Company and the Nugget. However, the unaudited pro forma financial information does not include these estimated Acquisition and integration costs.

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Supplemental Information:

Reconciliation of 2022 Adjusted EBITDA and Lease Adjusted EBITDA for the Company and the Nugget.

For the year ended December 31, 2022
in thousands	Century Casinos, Inc.	Nugget
Net earnings	$7,976	$1,984
Interest expense (income), net	64,980	223
Income tax benefit	(7,660)	—
Depreciation and amortization	27,109	12,025
Non-controlling interests	5,694	—
Non-cash stock-based compensation	3,335	—
Gain on foreign currency transactions, cost recovery income and other	(1,236)	—
Loss on disposition of fixed assets	18	34
Acquisition costs	3,124	—
Rent expense	—	11,328
Management fees	—	1,000
Adjusted EBITDA	$103,340	$26,594
Lease Payments	(27,754)	(7,500)
Lease Adjusted EBITDA	$75,586	$19,094

Pro Forma Combined 2022 results for the Company and the Nugget.

	Net Operating Revenue
Amounts in millions	Century	Nugget (1)	Pro Forma Combined (2)
For the year ended:
December 31, 2022	$430.5	$99.1	$529.6

(1)	Based on unaudited 2022 results provided by Marnell.
(2)	See “Pro Forma Financial Information” above.

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Supplemental Information:

Pro Forma Combined 2022 results for the Company and the Nugget.

	Adjusted EBITDA
Amounts in millions	Century	Nugget (1)	Pro Forma Combined Adjusted EBITDA (2)(3)	Lease Payments (3)	Pro Forma Combined Lease Adjusted EBITDA (2)
For the year ended:
December 31, 2022	$103.3	$26.6	$129.9	$(35.3)	$94.6

(1)	Based on unaudited 2022 results provided by Marnell.
(2)	See “Pro Forma Financial Information” above.
(3)

Adjusted EBITDA is a non-GAAP financial measure. See “Adjusted EBITDA” above. Lease Payments include $25.0 million of annual rental expense associated with the Master Lease, $2.1 million of annual rent expense associated with the Company’s land lease at CDR and $7.5 million of annual rent expense representing 50% of the annual rent between the Nugget and Smooth Bourbon.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, and in St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; and the Century Mile Racetrack and Casino in Edmonton, Alberta, Canada. Through its Austrian subsidiary, Century Resorts Management GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. Through its United States subsidiary, Century Nevada Acquisition, Inc., the Company owns the Nugget and a 50% membership interest in Smooth Bourbon, which owns the land and building of the Nugget. The Company has an agreement to purchase 100% of the equity interest in the Rocky Gap operations in Maryland. The Company also has an agreement to operate one ship-based casino. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

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This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the Acquisition, as well as Century Casinos’ plans, objectives, expectations, intentions, and other statements relating to cash flow and operating results, its credit facility and debt repayment. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: risks related to the Acquisition and the integration of the business and assets acquired; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated operating results and other benefits of the transaction are not realized when expected or at all; local risks including proximate competition, potential competition, legislative risks, and local relationships; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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